Exhibit 99.1

PULASKI FINANCIAL REPORTS FIRST FISCAL QUARTER RESULTS

Highlights for the Quarter

•                  Diluted EPS $0.20 in 2014 versus $0.25 in 2013

•                  Credit costs decreased 90% to $327,000 in 2014 versus $3.3 million in 2013

•                  Mortgage revenues down 65% on sharp drop in loan refinancing activity

•                  Commercial loan portfolio increased $15.3 million, or 2%

•                  Net interest income declined 14%; commercial loan growth only partially offsets impact of market-driven yield declines and expected legacy residential mortgage portfolio runoff

•                  Internal adversely classified assets represented only 35% of regulatory capital plus the allowance for loan losses

ST. LOUIS, January 28, 2014 — Pulaski Financial Corp. (Nasdaq Global Select: PULB, the “Company”) reported net income available to common shareholders for the quarter ended December 31, 2013 of $2.2 million, or $0.20 per diluted common share compared with $2.7 million, or $0.25 per diluted common share, for the same quarter last year.

Earnings for the quarter benefited from a sharp decline in credit costs as asset quality remained stable.  Total credit costs, consisting of the provision for loan losses and foreclosed property losses and expense, fell to $327,000 for the December 2013 quarter compared with $3.3 million in the same quarter last year.  Net charge-offs decreased to $836,000 compared with $1.2 million in last year’s quarter. The quarter-end level of non-performing assets increased $2.9 million from September 30, 2013 primarily as the result of the classification as non-accrual of a $3.9 million loan secured by commercial real estate in the St. Louis metropolitan area that had been on the Company’s list of adversely classified loans for several quarters.  However, the combined level of adversely classified and watch list loans declined 4% during the quarter.

Noninterest income for the quarter decreased $2.2 million compared with the same quarter last year primarily as the result of a 65% decrease in mortgage revenues.  The Company saw a 56% decrease in the amount of mortgage loans originated for sale during the quarter compared with last year’s quarter.  Dampened by the higher level of market interest rates, and directionally consistent with industry-wide trends, the level of mortgage loan refinancings decreased 87%.  However, the volume of loans to finance home purchases decreased only 9%.

Net interest income for the quarter was down $1.6 million compared with the same quarter last year primarily as the result of lower levels of interest income on loans.  Interest income on mortgage loans held for sale decreased $1.0 million primarily due to the lower average balance resulting from the decreased mortgage origination activity. Interest income on portfolio loans decreased $1.1 million primarily as the result of a decrease in the average yield.

Gary Douglass, President and Chief Executive Officer, commented, “Although down from the comparable quarter last year, our first fiscal quarter earnings in 2014 remained at a respectable level in light of the difficult operating environment we faced.  The dramatic industry-wide decrease in consumer demand for mortgage refinancings had a significant negative impact on mortgage revenues and the amount of interest earned on loans held for sale.  In addition, the continued strong competition for commercial loans held down the interest rates we were able to charge on new and renewing loans. Fortunately, a significant portion of our revenue decline was offset by significantly lower overall credit costs as we continue to reap the benefits of our hard work in problem asset management over the past several years.”

Douglass continued, “Looking forward to the balance of fiscal 2014, we continue to remain optimistic about our prospects for meaningful earnings growth. We expect our second fiscal quarter to produce reasonably similar results to the just completed first quarter as the seasonal nature of purchase mortgage demand and minimal refinance activity continue to depress mortgage-related revenues.  However, we expect a much stronger second half of our fiscal year driven by increased home purchase activity and an expanded staff of mortgage loan originators. We also expect continued commercial portfolio growth, bolstered by our renewed focus on new business and expanded production capacity.  Earnings for the balance of the fiscal year should also benefit from the repurchase of additional preferred stock funded by lower-cost, tax-deductible bank borrowings.  Finally, we will opportunistically review and evaluate shareholder-beneficial, in-market acquisition opportunities and possible niche loan production activities as drivers of potential future revenue growth.”

Other News — Company Completes Repurchase of $10 Million of Preferred Stock

The Company also today announced that it recently completed another repurchase of its preferred stock from a private investor.  During January 2014, the Company repurchased $10 million in par value, or approximately 58% of the outstanding shares, of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, using proceeds from a loan obtained from a commercial bank.  Following the repurchase, $7.3 million in par value, or 23% of the original amount issued, remains outstanding.

Conference Call Tomorrow

Pulaski Financial’s management will discuss first fiscal quarter results and other developments tomorrow, January 29, 2014, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT).  The call will also be simultaneously webcast and archived for three months at:  http://pulaskibank.com/corporate-profile.aspx.  Participants in the conference call may dial 877-473-3757, conference ID 44426431, a few minutes before the start time. The call will also be available for replay through March 1, 2014 at 855-859-2056 or 404-537-3406, conference ID 44426431.

About Pulaski Financial

Pulaski Financial Corp., operating in its 92nd year through its subsidiary, Pulaski Bank, offers a full line of quality retail and commercial banking products through 13 full-service branch offices in the St. Louis metropolitan area.  The Bank also offers mortgage loan products through loan production offices in the St. Louis and Kansas City metropolitan areas, mid-Missouri, southwestern Missouri, eastern Kansas, Omaha, Nebraska, and Council Bluffs, Iowa. The Company’s website can be accessed at www.pulaskibank.com.

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This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2013 on file with the SEC, including the sections entitled “Risk Factors.”  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:

Paul Milano

Chief Financial Officer

Pulaski Financial Corp.

(314) 878-2210

Tables follow...

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PULASKI FINANCIAL CORP.

CONDENSED STATEMENTS OF INCOME

(Unaudited)

	(Dollars in thousands except per share data)
	Three Months Ended
	December 31,	September 30,	December 31,
	2013	2013	2012
Interest income	$11,498	$12,117	$13,613
Interest expense	1,323	1,406	1,806

Net interest income	10,175	10,711	11,807
Provision for loan losses	200	6,850	2,065

Net interest income after provision for loan losses	9,975	3,861	9,742

Mortgage revenues	1,033	2,752	2,988
Retail banking fees	1,046	1,050	1,153
Investment brokerage revenues	99	231	293
Other	294	471	282
Total non-interest income	2,472	4,504	4,716

Salaries and employee benefits	4,191	4,354	4,566
Occupancy, equipment and data processing expense	2,627	2,543	2,360
Advertising	179	157	119
Professional services	822	600	554
FDIC deposit insurance premium expense	261	276	434
Real estate foreclosure losses and expense, net	127	644	1,214
Other	493	908	611
Total non-interest expense	8,700	9,482	9,858

Income (loss) before income taxes	3,747	(1,117)	4,600
Income tax expense (benefit)	1,244	(537)	1,472
Net income (loss) after tax	2,503	(580)	3,128
Benefit from repurchase of preferred stock, net	—	(20)	—
Preferred stock dividends	(295)	(342)	(406)
Earnings (loss) available to common shares	$2,208	$(942)	$2,722

Annualized Performance Ratios
Return on average assets	0.81%	(0.18)%	0.96%
Return on average common equity	8.83%	(3.71)%	11.40%
Interest rate spread	3.42%	3.54%	3.73%
Net interest margin	3.53%	3.65%	3.87%

SHARE DATA
Weighted average common shares outstanding - basic	10,948,781	10,922,253	10,815,633
Weighted average common shares outstanding - diluted	11,220,002	11,181,889	11,066,355
Basic earnings (loss) per common share	$0.20	$(0.09)	$0.25
Diluted earnings (loss) per common share	$0.20	$(0.08)	$0.25
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.

BALANCE SHEET DATA

(Unaudited)

	(Dollars in thousands)
	December 31,	September 30,
	2013	2013
Total assets	$1,293,704	$1,275,944
Loans receivable, net	1,003,726	988,668
Allowance for loan losses	17,670	18,306
Mortgage loans held for sale, net	56,031	70,473
Investment securities	42,380	43,211
Capital stock of Federal Home Loan Bank	4,617	4,777
Cash and cash equivalents	105,057	86,309
Deposits	1,030,128	1,010,812
Borrowed money	114,543	113,483
Subordinated debentures	19,589	19,589
Stockholders’ equity - preferred	17,388	17,310
Stockholders’ equity - common	99,551	98,748
Total book value per common share	$8.76	$8.65
Tangible book value per common share	$8.41	$8.30
Regulatory capital ratios - Pulaski Bank only: (1)
Tier 1 leverage capital (to average assets)	10.00%	10.05%
Total risk-based capital (to risk-weighted assets)	14.03%	14.03%

(1) September 30, 2013 regulatory capital ratios are estimated.

	December 31,	September 30,
	2013	2013
LOANS RECEIVABLE
Single-family residential:
First mortgage	$214,918	$212,357
Second mortgage	43,420	43,208
Home equity lines of credit	107,228	110,906
Total single-family residential real estate	365,566	366,471
Commercial:
Commercial and multi-family real estate	366,954	348,003
Land acquisition and development	37,941	40,430
Real estate construction and development	35,964	20,548
Commercial and industrial	210,298	226,829
Total commercial	651,157	635,810
Consumer and installment	2,742	2,761
	1,019,465	1,005,042
Add (less):
Deferred loan costs	2,902	3,188
Loans in process	(971)	(1,256)
Allowance for loan losses	(17,670)	(18,306)
Total	$1,003,726	$988,668

Weighted average rate at end of period	4.38%	4.45%

	December 31, 2013		September 30, 2013
		Weighted		Weighted
		Average		Average
		Interest		Interest
	Balance	Rate	Balance	Rate
	(Dollars in thousands)
DEPOSITS
Demand deposits:
Non-interest-bearing checking	$177,825	0.00%	$168,033	0.00%
Interest-bearing checking	254,882	0.10%	237,362	0.10%
Savings accounts	39,693	0.13%	39,845	0.13%
Money market	208,559	0.27%	206,927	0.26%
Total demand deposits	680,959	0.13%	652,167	0.13%

Certificates of Deposit:
Traditional	299,573	0.77%	313,217	0.84%
CDARS	49,596	0.26%	45,428	0.28%
Total certificates of deposit	349,169	0.70%	358,645	0.77%
Total deposits	$1,030,128	0.32%	$1,010,812	0.35%

PULASKI FINANCIAL CORP.

RESIDENTIAL MORTGAGE LOAN ACTIVITY

(Unaudited)

RESIDENTIAL MORTGAGE LOANS ORIGINATED FOR SALE

	2014			2013
	Mortgage	Home		Mortgage	Home
	Refinancings	Purchases	Total	Refinancings	Purchases	Total
	(In thousands)
First quarter	$29,996	$136,423	$166,419	$230,399	$149,241	$379,640

RESIDENTIAL MORTGAGE LOANS SOLD TO INVESTORS

	2014			2013
			Net			Net
	Loans	Mortgage	Profit	Loans	Mortgage	Profit
	Sold	Revenues	Margin	Sold	Revenues	Margin
	(Dollars in thousands)
First quarter	$179,919	$1,033	0.57%	$367,388	$2,988	0.81%

PULASKI FINANCIAL CORP.

NONPERFORMING ASSETS

(Unaudited)

	(In thousands)
	December 31,	September 30,
	2013	2013
NON-PERFORMING ASSETS
Non-accrual loans:
Single-family residential real estate:
First mortgage	$5,145	$5,335
Second mortgage	585	442
Home equity lines of credit	1,866	2,124
Total single-family residential real estate	7,596	7,901
Commercial:
Commercial and multi-family real estate	1,492	1,774
Land acquisition and development	3,429	—
Commercial and industrial	357	—
Total commercial	5,278	1,774
Consumer & installment	62	78
Total non-accrual loans	12,936	9,753

Non-Accrual Troubled debt restructurings: (1)
Current under the restructured terms:
Single-family residential real estate:
First mortgage	6,938	5,169
Second mortgage	1,289	904
Home equity lines of credit	427	498
Total single-family residential real estate	8,654	6,571
Commercial:
Commercial and multi-family real estate	1,647	2,585
Land acquisition and development	—	43
Real estate construction and development	—	23
Commercial and industrial	1,970	2,055
Total commercial	3,617	4,706
Consumer and installment	23	28
Total current troubled debt restructurings	12,294	11,305
Past due under restructured terms:
Single-family residential real estate:
First mortgage	2,141	3,974
Second mortgage	234	155
Home equity lines of credit	234	178
Total single-family residential real estate	2,609	4,307
Commercial:
Commercial and multi-family real estate	2,780	1,652
Land acquisition and development	42	19
Real estate construction and development	42	—
Commercial and industrial	451	572
Total commercial	3,315	2,243
Total past due troubled debt restructurings	5,924	6,550
Total non-accrual troubled debt restructurings	18,218	17,855
Total non-performing loans	31,154	27,608
Real estate acquired in settlement of loans:
Residential real estate	2,403	3,019
Commercial real estate	3,347	3,376
Total real estate acquired in settlement of loans	5,750	6,395
Total non-performing assets	$36,904	$34,003

(1) Troubled debt restructured includes non-accrual loans totaling $18.2 million and $17.9 million at December 31, 2013 and September 30, 2013,respectively.  These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.

ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS

(Unaudited)

	(Dollars in thousands)
	Three Months
	Ended December 31,
	2013	2012
ALLOWANCE FOR LOAN LOSSES
Allowance for loan losses, beginning of period	$18,306	$17,117
Provision charged to expense	200	2,065
Charge-offs:
Single-family residential real estate:
First mortgage	717	1,236
Second mortgage	196	351
Home equity	354	713
Total single-family residential real estate	1,267	2,300
Commercial:
Commercial and multi-family real estate	—	523
Land acquisition and development	465	23
Real estate construction and development	—	260
Commercial and industrial	—	484
Total commercial	465	1,290
Consumer and installment	21	34
Total charge-offs	1,753	3,624
Recoveries:
Single-family residential real estate:
First mortgage	59	25
Second mortgage	47	34
Home equity	159	86
Total single-family residential real estate	265	145
Commercial:
Commercial and multi-family real estate	186	1,042
Land acquisition and development	—	17
Real estate construction and development	—	1,169
Commercial and industrial	458	15
Total commercial	644	2,243
Consumer and installment	8	11
Total recoveries	917	2,399
Net charge-offs	836	1,225
Balance, end of period	$17,670	$17,957

	December 31,	September 30,
	2013	2013
ASSET QUALITY RATIOS
Non-performing loans as a percent of total loans	3.06%	2.75%
Non-performing loans excluding current troubled debt restructurings as a percent of total loans	1.85%	1.62%
Non-performing assets as a percent of total assets	2.85%	2.66%
Non-performing assets excluding current troubled debt restructurings as a percent of total assets	1.90%	1.78%
Allowance for loan losses as a percent of total loans	1.73%	1.82%
Allowance for loan losses as a percent of non-performing loans	56.72%	66.31%
Allowance for loan losses as a percent of non-performing loans excluding current troubled debt restructurings and related allowance for loan losses	90.27%	106.56%

PULASKI FINANCIAL CORP.

AVERAGE BALANCE SHEETS

(Unaudited)

	(Dollars in thousands)
	Three Months Ended
	December 31, 2013			December 31, 2012
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,008,591	$10,836	4.30%	$987,147	$11,939	4.84%
Mortgage loans held for sale	54,239	567	4.18%	183,801	1,569	3.41%
Other interest-earning assets	90,618	95	0.42%	50,761	105	0.83%
Total interest-earning assets	1,153,448	11,498	3.99%	1,221,709	13,613	4.46%
Non-interest-earning assets	79,097			86,550
Total assets	$1,232,545			$1,308,259

Interest-bearing liabilities:
Deposits	$838,101	$958	0.46%	$911,539	$1,435	0.63%
Borrowed money	88,562	365	1.64%	76,874	371	1.92%
Total interest-bearing liabilities	926,663	1,323	0.57%	988,413	1,806	0.73%
Non-interest-bearing deposits	175,062			182,531
Non-interest-bearing liabilities	13,462			16,773
Stockholders’ equity	117,358			120,542
Total liabilities and stockholders’ equity	$1,232,545			$1,308,259
Net interest income		$10,175			$11,807
Interest rate spread			3.42%			3.73%
Net interest margin			3.53%			3.87%

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